As filed with the Securities and Exchange Commission on August 14, 2015

Registration No: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

IDI, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0688094
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2650 North Military Trail, Suite 300,

Boca Raton, Florida 33431

(Address of Principal Executive Offices)

IDI, Inc. 2015 Stock Incentive Plan

Non-Plan Restricted Stock Unit Agreements

(Full Title of the Plans)

Joshua B. Weingard

2650 North Military Trail, Suite 300,

Boca Raton, Florida 33431

(Name and address of agent for service)

(561) 757-4000

(Telephone number, including area code, of agent for service)

Copy to:

Michael D. Harris, Esq.

Nason Yeager Gerson White & Lioce, P.A.

1645 Palm Beach Lakes Blvd. 12th Floor

West Palm Beach, FL 33401

Telephone: (561) 471-3507

Facsimile: (561) 686-5442

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.0005 par value	3,460,000	$7.62	$26,365,200	$3,064

(1)	Includes 2,500,000 shares of common stock to be registered under the IDI, Inc. 2015 Stock Incentive Plan (the “Plan”) and 960,000 shares of common stock to be registered under Non-Plan Restricted Stock Unit Agreements. In addition, this Registration Statement also includes an indeterminate number of additional shares of common stock of IDI, Inc. as may be issuable pursuant to the Plan as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933. Shares of common stock issuable under the Plan include awards of common stock to be issued in the form of stock options, stock appreciation rights, restricted stock and restricted stock units granted under the Plan.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based on the average of the high and low prices of the registrant’s common stock quoted on the NYSE MKT on August 11, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants under IDI, Inc.’s 2015 Stock Incentive Plan and Non-Plan Restricted Stock Unit Agreements as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Copies of the foregoing documents will be provided without charge upon written or oral request directed to the Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by IDI, Inc. (the “Registrant”) pursuant to the Securities Act or Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on April 15, 2015, including the information specifically incorporated by reference into such Annual Report from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as amended, filed with the Commission on May 27, 2015 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the Commission on August 14, 2015;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 26, 2015 (as amended by the Form 8-K/A filed July 10, 2015), May 1, 2015, May 20, 2015, May 27, 2015, June 1, 2015, June 4, 2015, June 22, 2015, July 2, 2015, July 15, 2015 and July 28, 2015, and the Registrant’s reports on Form 6-K filed February 13, 2015 and March 17, 2015 (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits); and

(d)	The description of the Registrant’s Common Stock contained in the Form F-3 filed with the Commission on September 1, 2011, as updated by the Current Report on Form 8-K filed with the Commission on March 26, 2015, and any amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission.

Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida. One of the firm’s employees who is not providing services relating to this offering owns 20,000 shares of our common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”), which the Registrant is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a)

and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 6 of the Company’s Bylaws provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL. Article 10 of the Company’s Certificate of Incorporation also provides that directors shall be indemnified to the fullest extent permitted by the DGCL.

The Registrant carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to the Registrant and its subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 14th day of August, 2015.

IDI, Inc. (Registrant)

By:	/s/ Michael Brauser
Michael Brauser
Executive Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Derek Dubner and Joshua Weingard his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Brauser Michael Brauser	Executive Chairman and Director (Principal Executive Officer)	August 14, 2015

/s/ Peter Benz	Director	August 14, 2015
Peter Benz

/s/ Daniel Brauser	Director	August 14, 2015
Daniel Brauser

/s/ Derek Dubner	Director	August 14, 2015
Derek Dubner

/s/ Robert Fried	Director	August 14, 2015
Robert Fried

/s/ Steven Rubin	Director	August 14, 2015
Steven Rubin

/s/ Robert Swayman	Director	August 14, 2015
Robert Swayman

/s/ Aaron Solomon Aaron Solomon	Interim Chief Financial Officer (Principal Financial Officer)	August 14, 2015

/s/ Jacky Wang Jacky Wang	Chief Accounting Officer (Principal Accounting Officer)	August 14, 2015

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.

10.1	2015 Stock Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2015)

10.2*	Form of Non-Plan Restricted Stock Unit Agreement, dated as of September 30, 2014

10.3*	Form of Non-Plan Restricted Stock Unit Agreement, dated as of October 2, 2014

23.1*	Consent of Marcum Bernstein & Pinchuk LLP

23.2*	Consent of L.L. Bradford & Company, LLC

23.3*	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (included in legal opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this registration statement)

*	Filed herewith.